SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549



                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 August 7, 2004

                              BELLSOUTH CORPORATION
             (Exact name of registrant as specified in its charter)


               Georgia               1-8607              58-1533433
           (State or other        (Commission          (IRS Employer
           jurisdiction of        File Number)        Identification No.)
           incorporation)


Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia         30309-3610
         (Address of principal executive offices)                  (Zip Code)


               Registrant's telephone number, including area code
                                 (404) 249-2000




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Item 5.   Other Events

On August 7, 2004, BellSouth Corporation ("BellSouth") announced that it had reached agreement with the Communications Workers of America on a new, five-year contract covering approximately 45,000 BellSouth employees, subject to ratification by these employees.

The new contract provides for an increase in base wages of 10.5% over the contract term, pension improvements, and a health care solution that enables BellSouth to continue to provide its employees with high quality, affordable health care.

Specifically, the new contract provides for a 1 percent base salary increase in year one and a 2 percent base salary increase in year two, followed by annual base increases of 2.5 percent each year thereafter. The new contract also provides for a lump-sum payment of 4% upon ratification of the contract. Pension band increases will be in ranges slightly higher than wage increases. The new contract also provides for increased health care cost-sharing.

In addition to historical information, this document contains forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in domestic or international markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; (v) currency devaluations and continued economic weakness in certain international markets in which we operate or have material investments; and (vi) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

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                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION


By:   /s/ W. Patrick Shannon
      W. Patrick Shannon
      Vice President - Finance
      August 11, 2004